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Exhibit 10.2

PACIFIC CENTURY FINANCIAL CORPORATION

ONE-YEAR INCENTIVE PLAN

(Effective as of January 1, 1999)

PACIFIC CENTURY FINANCIAL CORPORATION
ONE-YEAR INCENTIVE PLAN

ARTICLE 1.    ESTABLISHMENT, OBJECTIVES, AND EFFECTIVE DATE.

        1.1.    Establishment of the Plan.    Pacific Century Financial Corporation, a Delaware corporation ("PCFC"), hereby establishes an incentive compensation plan to be known as the "Pacific Century Financial Corporation One-Year Incentive Plan" ("Plan"), as set forth in this document.

        1.2.    Objectives of the Plan.    The objectives of the Plan are to optimize the profitability and growth of PCFC and its Subsidiaries through incentives for each current annual period which are consistent with PCFC's goals and which link the personal interests of Participants to those of PCFC's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

        1.3.    Effective Date.    The Plan shall become effective as of January 1, 1999 ("Effective Date"). The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 hereof, until January 1, 2009.

ARTICLE 2.    DEFINITIONS.

                Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

        2.1.  "Award Agreement" shall mean an agreement entered into by PCFC and each Participant setting forth the terms and conditions applicable to an Award granted under this Plan.

        2.2.  "Board of Directors" or "Board" shall mean the Board of Directors of PCFC.

        2.3.  "Change in Control" of PCFC shall mean any one or more of the following: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of PCFC having 25% or more of the total number of votes that may be cast for the election of Directors of PCFC; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were Directors of PCFC before the transaction shall cease to constitute a majority of the Board of Directors of PCFC or any successor to PCFC.

        2.4.  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        2.5   "Committee" shall mean the Compensation Committee of the Board of Directors of PCFC.

        2.6.  "Contingent Award" or "Award" shall mean an award which is contingent on the achievement of designated performance goals which is granted to an Eligible Employee at the outset of the Performance Period.

        2.7.  "Disability" shall have the meaning ascribed to such term under the long-term disability plan sponsored by PCFC or a Subsidiary and applicable to the Participant, or if no such plan exists, the meaning as determined at the sole discretion of the Committee.

        2.8.  "Effective Date" shall have the meaning ascribed to such term in Article 1.3 hereof.

        2.9.  "Eligible Employees" shall mean officers or other employees of PCFC or any Subsidiary, who, in the opinion of the Committee, are or give promise of becoming of exceptional importance to PCFC or any Subsidiary, and of making substantial contributions to the success, growth, and profit of PCFC and its Subsidiaries. Neither members of the Committee nor any member of the Board who is not an employee of PCFC or a Subsidiary shall be an Eligible Employee.

        2.10. "Final Award" shall mean the award ultimately paid out to each Participant based on the Committee's determination under Article 6.

        2.11. "Named Executive Officer" shall mean a Participant who, as of the date of vesting or payout of an Award, as applicable, is one of the group of "covered employees" as defined under Code Section 162(m) and regulations thereunder.

        2.12. "Net Income" shall mean PCFC's consolidated net income before taxes for the Performance Period, as reported in the annual report to shareholders (or as otherwise reported to shareholders) adjusted as described in this Section. The Committee may, in its sole discretion, adjust PCFC's reported net income for the following in determining Net Income:

    (a)
    Expenses associated with this incentive plan;
    (b)
    Any extraordinary or unusual gain or loss transaction;
    (c)
    Securities gains or losses; and
    (d)
    Dividends on preferred shares.

          The Committee will, in its sole discretion, determine any adjustments to be made pursuant to this definition.

        2.13. "Participant" shall mean a person that the Committee, in its sole discretion, selects from among the Eligible Employees to be granted a Contingent Award.

        2.14. "Performance-Based Exception" means the performance-based exception from the tax deduction limitations of Code Section 162(m).

        2.15. "Performance Period", with respect to any Award, shall mean PCFC's fiscal year.

        2.16. "Plan" shall mean this PCFC One-Year Incentive Plan, as it may be amended from time to time.

        2.17. "Retirement" shall mean the termination of a Participant's employment with PCFC or a Subsidiary under circumstances where the Participant terminates on or after the retirement dates specified under the Employees' Retirement Plan of Bank of Hawaii.

        2.18. "Salary" shall mean the actual base salary for the Performance Period.

        2.19. "Subsidiary" shall mean any corporation in which PCFC or any Subsidiary (as defined hereby) owns 50 percent or more of the total combined voting power of all classes of stock.

ARTICLE 3.    ADMINISTRATION.

        3.1.    The Committee.    The Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

        3.2.    Authority of the Committee.    Except as limited by law or by the articles of incorporation or bylaws of PCFC, and subject to the provisions herein, the Committee shall have full power to interpret and administer the Plan, including to: identify and designate Eligible Employees and Participants under the Plan; determine the size of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or any other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; amend the terms and conditions of any outstanding Award or Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan; and amend, modify, or terminate the Plan in the manner described in Article 11. As permitted by law, the Committee may delegate its authority as identified herein.

        3.3.    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including PCFC and its Subsidiaries, their shareholders, their employees, and the directors, Eligible Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.    ELIGIBILITY AND PARTICIPATION.

        4.1.    Eligibility.    Eligible Employees of PCFC or any Subsidiary shall be eligible to participate in the Plan.

        4.2.    Participation.    Subject to the provisions of the Plan, the Committee may, from time to time and at its sole discretion, designate the Eligible Employees who shall be Participants and receive grants of Contingent Awards under the Plan.

ARTICLE 5.    CONTINGENT AWARDS.

        5.1.    Grant.    The Committee may, from time to time and at its sole discretion, make a grant of a Contingent Award to each Participant. The Contingent Award for any Participant shall be an amount or range of amounts (expressed either in dollars or as percentages of Salary for the Performance Period). The Committee shall cause notice to be given to each Participant of his or her participation under the Plan.

        In the event that the Committee determines that it is advisable to grant Awards to Named Executive Officers which do not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

        5.2.    Incentive Pool.    In the case of a Contingent Award to a Named Executive Officer which is intended by the Committee to qualify for the Performance-Based Exception, the Contingent Award shall be determined by the Committee by the end of the first quarter of the applicable Performance Period and shall not exceed a percent of the Incentive Pool for the Performance Period specified by the Committee. The Incentive Pool shall be established for each Performance Period and shall be an amount designated as a percent of PCFC's Net Income for the Performance Period, which percent of PCFC's Net Income shall be determined by the Committee prior to the end of the first quarter of the Performance Period. The aggregate of Contingent Awards made to Named Executives for a Performance Period that are intended to qualify for the Performance-Based Exception shall not exceed the Incentive Pool for the Performance Period. The Committee may, but need not, grant such Contingent Awards up to the full amount of the Incentive Pool.

        5.3.    Value.    A Contingent Award shall be of no immediate and certain value, and rather the amount payable to a Participant with respect to a Contingent Award for any given Performance Period shall be the Final Award as determined under Article 6.

ARTICLE 6.    DETERMINATION AND PAYMENT OF FINAL AWARDS.

        6.1.    Determination of Final Awards.    Subject to the terms and conditions of the Plan, after the applicable Performance Period has ended, the Committee shall determine the Final Award to be paid to each Participant. Each Participant's performance during the Performance Period shall be assessed by the Participant's manager, who shall make a recommendation of Final Award to the Chief Executive Officer of PCFC. The Chief Executive Officer shall thereafter also assess each Participant's performance during the Performance Period and shall make a recommendation of Final Award to the Committee. However, the determination of Final Award for a Participant shall be within the sole discretion of the Committee. In this regard, the Committee may follow the recommendation by the

Chief Executive Officer or may make a lesser or greater Final Award, taking into account the Participant's overall contribution to PCFC and its Subsidiaries for the Performance Period, the corporate performance of PCFC and its Subsidiaries for the Performance Period, and such other criteria as the Committee may determine to promote the objectives of the Plan in an individual case. The Committee may determine the amount of any Final Award to a Participant without regard to the amount of the Participant's Contingent Award. Except as otherwise provided in the case of a Change in Control or other event as described in Article 10, the Committee may modify or repeal the Contingent Award of any Participant at any time before the determination of the Participant's Final Award. However, in the case of a Contingent Award which is designed to qualify for the Performance-Based Exception with respect to a Named Executive Officer, the Final Award shall not result in an upward adjustment of the Contingent Award to an amount greater than the maximum percent of the Incentive Pool determined pursuant to Article 5.2 (although the Committee shall retain the discretion to adjust such the Contingent Award downward).

        6.2.    Maximum Awards.    Notwithstanding any other provision of the Plan, the maximum aggregate payout with respect to a Contingent Award granted in any one Plan Year to any one Participant shall be $2,000,000.

        6.3.    Payment.    Payment of Final Awards shall be made in a single lump sum as soon practicable following the close of the applicable Performance Period and the determination of the Final Awards.

        However, a Participant may make a request, on a form approved by the Committee, for the deferral of all or part of any payment he or she may receive, provided that such request is delivered to the Human Resources Division no later than November 1 of the Performance Period. The Committee may accept or reject any such request for a deferral and may determine the conditions of such deferral at the Committee's sole discretion.

        Payment of Final Awards shall be made normally in the form of cash. However, the Committee, in its sole discretion, may provide for payment of Final Awards in the form of PCFC stock, restricted stock or nonqualified stock options.

        6.4.    Participation During Performance Period.    Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event that an Eligible Employee's participation commences or terminates (for reason other than a termination of employment as described in Article 7) mid- term during a Performance Period, the Participant shall receive a payout of the Award which is prorated in a manner determined by the Committee in its sole discretion.

ARTICLE 7.    TERMINATION OF EMPLOYMENT.

        7.1.    Termination of Employment Due to Death, Disability, or Retirement.    Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a payout of the Final Award which is prorated in a manner determined by the Committee in its sole discretion. Payments of any prorated Final Awards shall be made at the similar time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

        7.2.    Termination of Employment for Other Reasons.    Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event that a Participant's employment terminates during a Performance Period for any reason other than those reasons set forth in Article 7.1, all Awards for that Performance Period shall be forfeited by the Participant.

ARTICLE 8.    BENEFICIARY DESIGNATION.

        Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by PCFC, and shall be effective only when filed by the Participant in writing with PCFC during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 9.    RIGHTS OF EMPLOYEES.

        9.1.    Employment.    Nothing in the Plan shall interfere with or limit in any way the right of PCFC or a Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the of PCFC or a Subsidiary.

        9.2.    Participation.    No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

        9.3.    Nontransferability.    No Award shall be sold, assigned, transferred, encumbered, hypothecated, or otherwise anticipated by a Participant and, during the lifetime of a Participant, any payment shall be payable only to the Participant.

ARTICLE 10.    CHANGE-IN-CONTROL.

        10.1.    Treatment of Outstanding Awards.    Notwithstanding any other provision of the Plan to the contrary, in the event of a dissolution or liquidation of PCFC, or a Change in Control of PCFC, the amount of cash payable with respect to any Contingent Award for a Performance Period that ends after such event shall be determined and payable as if the Performance Period ended on the date of such event and a Final Award shall be calculated and paid under the Plan in an amount equal to two times the Contingent Award. The Contingent Award shall be calculated based on the annualized Salary of the Participant for the shortened Performance Period. The Final Award calculated under this Article 10 shall be multiplied by a fraction, the numerator of which shall be the number of full months of the Performance Period, as adjusted under this Article 10, and the denominator of which shall be the number of full months in the intended Performance Period. The Final Award under this Article 10 shall be paid to such Participant within ten days of the end of the shortened Performance Period.

        10.2.    Termination, Amendment, and Modifications of Change in Control Provisions.    Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to the Participant's outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 10 at any time and from time to time prior to the date of a Change in Control.

        10.3.    Pooling of Interests Accounting.    Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interests accounting methodology, the Board may take any action necessary, including but not limited to the amendment or repeal of any Contingent Award, to preserve the use of pooling of interests accounting.

ARTICLE 11.    AMENDMENT, MODIFICATION AND TERMINATION.

        11.1.    Amendment, Modification and Termination.    The Board or the Committee, may, at any time, terminate, amend, modify, or suspend this Plan provided that no such amendment, modification,

suspension, or termination of the Plan shall in any manner (except as allowable under Section 10.3) adversely affect in any material way any Final Award made under the Plan without the consent of the Participant holding the Final Award.

        11.2.    Compliance with Code Section 162(m).    Except as otherwise provided by this Article 11.2, at all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m). However, in the event the Committee determines that such compliance is not desired with respect to the initial grant of any Award under the Plan, then compliance with Code Section 162(m) shall not apply and be required for such Award. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award available under the Plan, the Committee may, subject to this Article 11, make any adjustments it deems appropriate.

ARTICLE 12.    WITHHOLDING.

        PCFC shall have the power and the right to deduct, withhold, or require a Participant to remit to PCFC an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

ARTICLE 13.    INDEMNIFICATION.

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by PCFC against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with PCFC's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give PCFC an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under PCFC's articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that PCFC have to indemnify them or hold them harmless.

ARTICLE 14.    SUCCESSORS.

        All obligations of PCFC under the Plan with respect to Awards granted hereunder shall be binding on any successor to PCFC, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of PCFC.

ARTICLE 15.    LEGAL CONSTRUCTION.

        15.1.    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        15.2.    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        15.3.    Requirements of Law.    The granting of Contingent Awards and the payment of Final Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        15.4.    Governing Law.    To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

BANK OF HAWAII CORPORATION
HUMAN RESOURCES AND COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS RESOLUTIONS

RE: ADOPTION OF AMENDMENT NO. 2003-1 TO THE PACIFIC CENTURY FINANCIAL CORPORATION ONE-YEAR INCENTIVE PLAN

WHEREAS, Bank of Hawaii Corporation ("BOHC") maintains the Pacific Century Financial Corporation One-Year Incentive Plan, effective as of January 1, 1999 ("Plan"); and

WHEREAS, under Section 11.1 of the Plan, the Human Resources and Compensation Committee of the Board of Directors of BOHC ("Committee") is authorized to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED THAT:

  1.
  The Committee hereby adopts Amendment No. 2003-1 to the Plan in the form substantially as attached hereto, effective as of January 1, 2003.

  2.
  The appropriate members of the Committee are hereby authorized and directed to take any and all actions necessary and desirable to carry out the intent of the foregoing resolution.

I, David A. Heenan, hereby certify that I am the duly appointed and acting Chairperson of the Human Resources and Compensation Committee of the Board of Directors of Bank of Hawaii Corporation, and that the above resolutions were adopted at a meeting of the Committee held on January 24, 2003, at which meeting a quorum was at all times present and acting, and that said resolutions are still in full force and effect.

DATED: January 24, 2003

HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BANK OF HAWAII CORPORATION
By	/s/ DAVID A. HEENAN Its Chairperson

AMENDMENT NO. 2003-1 TO THE
PACIFIC CENTURY FINANCIAL CORPORATION
ONE-YEAR INCENTIVE PLAN

        1.     Effective as of January 1, 2003, the Pacific Century Financial Corporation One-Year Incentive Plan ("Plan") shall be amended by removing references to the "Pacific Century Financial Corporation One-Year Incentive Plan" and inserting in lieu thereof references to the "Bank of Hawaii Corporation Executive Incentive Plan" as the name of the Plan.

        2.     Effective as of January 1, 2003, the Plan shall be amended by removing references to the "Pacific Century Financial Corporation" and "PCFC" and inserting in lieu thereof references to the "Bank of Hawaii Corporation" and "BOHC", respectively, as sponsoring employer of the Plan.

        3.     Effective as of January 1, 2003, the following new paragraph shall be added at the end of Section 6.1 of the Plan: "The Final Award shall constitute compensation that is earned as of the date of determination and payment of such Final Award. Further, in accordance with Article 7 and subject to certain exceptions as provided under Article 7, a Participant shall not be entitled to a payment of a Final Award unless such Participant is employed in good standing by BOHC or a Subsidiary throughout the Performance Period and the period ending on the date of the determination and payment of such Final Award."

        4.     Effective as of January 1, 2003, Section 7.2 of the Plan shall be revised to read as follows: "Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event that a Participant is not employed in good standing throughout the Performance Period and the period ending on the date of the determination and payment of a Final Award other than for those reasons set forth in Section 7.1, the Participant shall not be entitled to any Final Awards for the Performance Period."

        5.     Effective as of January 1, 2003, Section 7.1 of the Plan shall be revised to read as follows: "In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Committee in its sole discretion shall determine whether the Participant shall be entitled to the payout of any Final Award and, if so, shall also determine the manner in which any Final Award shall be prorated. The Participant shall not be entitled to any Final Award until the date of determination and payment of the Final Award. Payments of any prorated Final Awards in this case shall be made at the similar time as payments are made to Participants who did not terminate employment during the applicable Performance Period."

BANK OF HAWAII CORPORATION
HUMAN RESOURCES AND COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS RESOLUTIONS

RE: ADOPTION OF AMENDMENT NO. 2004-1 TO THE BANK OF HAWAII CORPORATION EXECUTIVE INCENTIVE PLAN

        WHEREAS, Bank of Hawaii Corporation ("BOHC") maintains the Bank of Hawaii Corporation Executive Incentive Plan ("EIP"), originally effective as of January 1, 1999;

        WHEREAS, BOHC also maintains the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan ("2004 Plan"), effective as of April 30, 2004;

        WHEREAS, Article 10 of the 2004 Plan provides for cash-based performance awards in a manner that meets the $1 million deduction limitation requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code");

        WHEREAS, BOHC desires to designate the EIP as an underlying "subplan" of the 2004 Plan that comprises the operating administrative guidelines for contingent incentive cash awards made under Article 10 of the 2004 Plan, where awards under the EIP shall constitute awards under Article 10 of the 2004 Plan for purposes of meeting the requirements of Code Section 162(m); and

        WHEREAS, under Section 11.1 of the EIP, the Human Resources and Compensation Committee of the Board of Directors of BOHC ("Committee") is authorized to amend the Plan.

        NOW, THEREFORE, BE IT RESOLVED THAT:

          1.     The Committee hereby adopts Amendment No. 2004-1 to the EIP in the form substantially as attached hereto effective as of the date of its adoption.

          2.     The Committee hereby approves and acknowledges that the awards made under the guidelines of the EIP shall be granted in a manner consistent with the terms and conditions of the 2004 Plan and shall constitute awards granted under Article 10 of the 2004 Plan.

          3.     The appropriate members of the Committee are hereby authorized and directed to take any and all actions necessary and desirable to carry out the intent of the foregoing resolutions.

        I, David A. Heenan, hereby certify that I am the duly appointed and acting Chairperson of the Human Resources and Compensation Committee of the Board of Directors of Bank of Hawaii Corporation, and that the above resolutions were adopted at a meeting of the Committee held on December 10, 2004, at which meeting a quorum was at all times present and acting, and that said resolutions are still in full force and effect.

        DATED: December 10, 2004

HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BANK OF HAWAII CORPORATION
By	/s/ DAVID A. HEENAN Its Chairperson

AMENDMENT NO. 2004-1 TO THE
BANK OF HAWAII CORPORATION
EXECUTIVE INCENTIVE PLAN

        1.     The following new Article 1.4 shall be added at the end of Article 1 of the Bank of Hawaii Corporation Executive Incentive Plan:

          1.4.  Status of Plan.    Effective as of December 10, 2004, the Plan shall constitute and be administered as a subplan of the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan ("2004 Plan"), where the Plan shall comprise the administrative guidelines for the grant of cash-based awards under Article 10 of the 2004 Plan. Accordingly, an award granted hereunder shall constitute an award under the 2004 Plan for purposes of applying the performance measures described in Article 11 of the 2004 Plan and meeting the "performance-based compensation" requirements under Code Section 162(m). In the event of any inconsistency between the terms of the Plan and the 2004 Plan, the terms of the 2004 Plan shall apply to the extent such terms are more restrictive or impose additional requirements. Thus, for example, the term "Change in Control" as described in Article 2.3 hereunder shall mean such term as defined in Section 2.8 of the 2004 Plan.

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PACIFIC CENTURY FINANCIAL CORPORATION ONE-YEAR INCENTIVE PLAN (Effective as of January 1, 1999)